Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Exicure, Inc. on Forms S-8 (Nos. 333-222999, 333-237043, 333-254189, and 333-263876) and Forms S-3 (Nos. 333-221791, 333-227475, and 333-266093) of our report dated June 6, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Exicure, Inc. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Exicure, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
New York, NY
June 6, 2024